Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 11, 2007 with respect to financial statements of DCMI Limited in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-148123) and related Prospectus of GlassHouse Technologies, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

London, England

May 12, 2008